Exhibit 99.1

Double-Take Software, Inc. Announces First Quarter 2010 Financial Results

SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--May 4, 2010--Double-Take Software, Inc. (NASDAQ: DBTK), a leading provider of recovery solutions, today announced its financial results for the first quarter ended March 31, 2010.

Total revenue for the first quarter of 2010 increased 3.9% to $18.9 million from $18.2 million in the first quarter of 2009. Software revenue increased 6.8% to $8.2 million in the first quarter of 2010 from $7.7 million in the first quarter of 2009. Maintenance and professional services revenue increased 1.8% to $10.6 million in the first quarter of 2010 from $10.4 million in the first quarter of 2009.

Loss from operations was $(0.5) million in the first quarter of 2010 compared to $(0.2) million in the first quarter of 2009. Net loss totaled $(0.2) million, or $(0.01) per share in the first quarter of 2010 compared with $0.0 million, or $0.00 per share, in the first quarter of 2009.

“Although our top line failed to meet our expectations, there were a number of encouraging signs. First and foremost, renewals were strong and increased by approximately 12% over last year with renewal rates increasing to the mid-80%. This signals to us more stabilization in our market. Software license sales did grow globally and were up approximately 13% in the US. HP also had a comparatively strong quarter with sales more than doubling over the first quarter last year. We were also pleased with our margins and net income given the reduced revenue. With this said, to continue to produce solid operating margins we will hold back on many hires until we are growing at a higher rate,” said Dean Goodermote, Chairman and CEO of Double-Take Software Inc. “We previously announced that we had received unsolicited, non-binding, written conditional indications of interest to acquire the Company. Our Board of Directors, in consultation with its financial and legal advisors, continues its review of these indications of interest, as well as evaluating other possible strategic transactions. However, there can be no assurance that any transaction will occur,” continued Goodermote.

Income from operations on an adjusted, non-GAAP basis in the first quarter of 2010 was $0.7 million compared with $0.9 million in the first quarter of 2009. Adjusted, non-GAAP net income in the first quarter of 2010 was $0.4 million, or $0.02 per diluted share. This compares with $1.0 million or $0.05 per diluted share in the first quarter of 2009.

The Company calculates these adjusted non-GAAP income measures stated above and for the full year as stated below by excluding the effects in the respective periods of the non-cash stock based compensation. An explanation of these adjusted, non-GAAP financial measures and a reconciliation of these measures to GAAP results are provided in the tables included in this press release, and these measures should only be viewed together with the reconciliation and the further explanation given under “Non-GAAP Financial Measures” below.

The Company announced a $15 million stock repurchase program on February 3, 2010. Since that time, the Company repurchased approximately 1.0 million shares of its common stock, or 4.5% of shares outstanding on December 31, 2009 for $8.4 million.

Cash generated from operations was $2.0 million in the first quarter of 2010. Cash and short term investments at March 31, 2010 totaled $88.7 million, a decrease of approximately $7.5 million from December 31, 2009.

2010 Financial Guidance

We are cautious about predicting second quarter revenue. We saw a meaningful number of deals push in our first quarter and a meaningful number may follow the same pattern in this quarter. In large part this may be due to the continued effects on us of the macroeconomic conditions we have seen slow down customer purchase decisions. Also there may be some uncertainty surrounding our announcement of our possible acquisition. Therefore, we will not be providing guidance for the second quarter of 2010. We are providing full year guidance which we are adjusting to take into account the results from the first quarter and our current expectation of exchange rates.

The Company is providing guidance for the full year 2010 as follows: Revenue is expected to be in the range of $84.0 to $88.0 million. Adjusted non-GAAP operating income is expected to be between $9.6 and $12.6 million and non-GAAP net income per diluted share is expected to be in the range of $0.27 to $0.36 per share excluding the impact of stock-based compensation charges and assuming a 36% effective income tax rate. Both operating income and non-GAAP EPS exclude the effect of expenses incurred or to be incurred related to the review of the indications of interest and related strategic activities. Weighted average diluted shares using the treasury method are expected to be approximately 22.8 million for the year.

See “Non-GAAP Financial Measures” and “Important Note to Investors” below

Non-GAAP Financial Measures

Double-Take Software, Inc. has provided in this press release adjusted financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measures are identified above as “adjusted, non-GAAP” measures. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.’s industry, many of which present similar non-GAAP financial measures to investors. The historical non-GAAP financial measures presented above exclude the following item required to be included by GAAP: non-cash stock-based compensation charges. The Company’s expectations for adjusted, non-GAAP income and income per share for the full year 2010 exclude the impact of stock-based compensation charges and expenses relating to strategic matters, the amount and significance of which, because of the information and assumptions underlying those charges and expenses, cannot readily be determined at this time.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of historic non-GAAP financial measures presented above to GAAP results has been provided in the financial statement tables included in this press release.

Conference Call Information

Double-Take Software, Inc. will discuss these financial results in a conference call at 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of Double-Take Software, Inc.’s conference call on the Investor Relations section of the company website at www.doubletake.com. For those who are unable to participate in the live conference call, an audio replay will be available until May 9, 2010 at 7:30 p.m. EDT. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter access code 3717147. A web cast replay of the call will be available on the Investor Relations section at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for approximately three months.

About Double-Take® Software

Headquartered in Southborough, Massachusetts, Double-Take(R) Software (Nasdaq: DBTK) is a leading provider of affordable software for recoverability, including continuous data replication, application availability and system state protection. Double-Take Software products and services enable customers to protect and recover business-critical data and applications such as Microsoft Exchange, SQL, and SharePoint in both physical and virtual environments. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for more than nineteen thousand customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software's products and services can be found at www.doubletake.com.

Important Note to Investors

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements at any time.

Double-Take Software, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	Dec. 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$43,323	$57,974
Short term investments	45,408	38,246
Accounts receivable, net	13,902	16,676
Prepaid expenses and other current assets	1,774	1,153
Deferred tax assets	6,048	5,565
Total current assets	110,455	119,614

Property and equipment, net	2,697	3,074
Intangibles, net	4,584	4,898
Goodwill	18,539	18,099
Other assets	641	786
Long-term deferred tax assets	5,460	5,460
Total assets	$142,376	$151,931

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	6,059	6,348
Other liabilities	593	665
Deferred revenue	24,582	25,977
Total current liabilities	31,234	32,990

Long-term deferred revenue	4,350	4,726
Long-term deferred rent	208	144

Stockholders' equity	106,584	114,071

Total liabilities and stockholders' equity	$142,376	$151,931

Double-Take Software, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Software licenses	$8,244	$7,722
Maintenance and professional services	10,636	10,444
Total revenue	18,880	18,166

Cost of revenue:
Software licenses	73	82
Maintenance and professional services	2,204	2,057
Total cost of revenue	2,277	2,139

Gross profit	16,603	16,027

Operating expenses:
Sales and marketing	8,690	8,239
Research and development	4,233	3,903
General and administrative	3,178	3,057
Depreciation and amortization	970	990
Total operating expenses	17,071	16,189

Income (loss) from operations	(468)	(162)

Other income, net	(60)	66

Income (loss) before income taxes	(528)	(96)

Income tax expense (benefit)	(301)	(51)

Net income (loss)	$(227)	$(45)

Net income (loss) per share:
Basic	($0.01)	$0.00
Diluted	($0.01)	$0.00

Weighted-average number of shares used in per share amounts:
Basic	21,591	22,018
Diluted	21,591	22,018

Double-Take Software, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31,
	2010	2009

Cash flows from operating activities:
Net Income (Loss)	$(227)	$(45)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	556	613
Amortization of intangible assets	414	377
Provision for doubtful accounts	63	65
Stock based compensation	1,164	1,092
Deferred income taxes	(482)	(51)
Excess tax benefits from stock based compensation	(35)	-

Changes in:
Accounts receivable	2,451	6,248
Prepaid expenses and other assets	(643)	(79)
Other assets	108	(148)
Accounts payable and accrued expenses	(50)	(163)
Other liabilities	(49)	293
Deferred revenue	(1,239)	(1,536)
Net cash provided by operating activities	2,031	6,666

Cash flows from investing activities:
Purchase of property and equipment	(188)	(563)
Purchase of short term investments	(13,006)	(22,007)
Sales and maturities of short term investments	5,500	17,660
Cash flows used in investing activities	(7,694)	(4,910)

Cash flows from financing activities:
Proceeds from exercise of stock options	32	10
Excess tax benefits from stock based compensation	35
Repurchase of common stock	(8,646)	-
Payments on capital lease obligation	-	(6)
Net cash provided by (used in) financing activities	(8,579)	4

Effect of exchange rate changes on cash and cash equivalents	(409)	47
Net increase (decrease) in cash and cash equivalents	(14,242)	1,760
Cash and cash equivalents - beginning of period	57,974	40,659
Cash and cash equivalents - end of period	$43,323	$42,466

* Certain reclassifications have been made to prior year amounts to conform to the current period presentation.

Double-Take Software, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Non-GAAP financial measures and reconciliation:

GAAP income (loss) from operations	$(468)	$(162)
Add: noncash stock based compensation (1)	1,164	1,092
Non-GAAP income from operations	$696	$930

GAAP net income (loss)	$(227)	$(45)
Add: noncash stock based compensation (1)	1,164	1,092
Less: Non-GAAP provision for income taxes adjustment (2)	(527)	-
Non-GAAP net income	$410	$1,047

Non-GAAP income per share:
Basic	$0.02	$0.05
Diluted	$0.02	$0.05

Weighted-average number of shares used in per share amounts:

Basic	21,591	22,018

GAAP diluted shares outstanding	21,591	22,018
Add: effect of dilutive shares resulting from Non-GAAP net income	1,413	1,083
Add: effect of excluding stock based compensation	100	35
Non-GAAP diluted shares outstanding	23,104	23,136

Footnotes to Adjustments

(1) Represents noncash stock based compensation charges as follows:
	Three Months Ended
	March 31,
	2010	2009
Stock based compensation expense by line item:
Cost of maintenance and professional services	$120	$99
Sales and marketing	255	269
Research and development	329	295
General and administrative	460	429
	$1,164	$1,092

(2) The provision for income taxes is adjusted to reflect Double-Take Software's estimated Non-GAAP effective tax rate of approximately 36% for 2010.

CONTACT:
Double-Take Software, Inc.
S. Craig Huke, 317-572-1857
Chief Financial Officer
investor@doubletake.com
or
Sapphire Investor Relations, LLC
Erica Mannion, 212-766-1800
Investor Relations
investor@doubletake.com